BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON AUGUST 30, 2019

1.           Date, Time and Place: Meeting held on August 30, 2019 at 9:00 a.m., in São Paulo City, São Paulo state, at BRF S.A.’s (“Company”) office located at Avenida das Nações Unidas, 8501, 1st floor, Pinheiros, ZIP Code 05425-000.

2.           Summons and Presence: The call notice requirement was waived in view of the presence of all members of the Company's Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”),    Ms. Flávia Buarque de Almeida (“Ms. Flávia Almeida”), Mr. Walter Malieni Jr. (“Mr. Walter Malieni”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”) and Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”).

3.           Presiding Board: Chairman: Mr. Pedro Pullen Parente. Secretary: Mrs. Cristiana Rebelo Wiener.

4.           Agenda: (i) Sale of the corporate interest held on SATS BRF Foods Ltd.; (ii) Amendment of the Policy of Competence.

5.           Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda has been examined, the following matter was discussed and the following resolution was taken:

5.1.      Sale of SATS. The members of the Board of Directors, by unanimous votes, in accordance with the article 23, (xxxv) of the Company’s Bylaws, approved the sale of the totality of the corporate interest held by BRF GmbH on SATS BRF Foods PTE Ltd., which represents 49% of the s company’s capital stock, by the total amount of SGD17,000,000.00 (seventy million Singapore dollars) to SATS Food Services Pte. Ltd, as well as the execution of a distribution agreement and a trademark license agreement.

Extract of the Ordinary Meeting of the Board of Directors of the BRF S.A. held on August 30, 2019.

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON AUGUST 30, 2019

5.2.      Amendment of the Policy of Competence. The members of the Board of Directors approved, by unanimous votes, considering the favorable recommendation of the Finance and Risk Management Committee, the People, Governance, Organization and Culture Committee and the Audit and Integrity Committee, the proposal of amendment of the Corporate Policy of Competence of the Company.

6.           Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.           Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, August 30, 2019.

Cristiana Rebelo Wiener Secretary

Extract of the Ordinary Meeting of the Board of Directors of the BRF S.A. held on August 30, 2019.

BRF S.A. Companhia Aberta de Capital Autorizado CNPJ 01.838.723/0001-27

Política Corporativa de Alçadas / Corporate Policy of Competence

Versão Inglês / English Version

1. OBJECTIVE

Establish the financial competence of the Board of Directors of BRF S.A. for the acts subject to the limitation of values set forth in article 23 of the BRF S.A Bylaws (“Company's Bylaws”), as well the guidelines applicable to the financial competence of the Board of Officers in accordance with the article 25, item (iv) of the Company’s Bylaws.

2    APPLICABILITY

This Corporate Policy (“Policy” or “Policy of Competence”) applies to BRF S.A (“BRF” or “Company”) and all its subsidiaries in Brazil and abroad (“all BRF”).

3    ROLES AND RESPONSIBILITIES

3.1  BOARD OF DIRECTORS

a)  Approve the Company’s Policy of Competence, which regulates the BRF Board of Directors approval levels and any revision of this document;

b)   Approve or reprove all the operations defined in this Policy as Board of Directors Competence; and

c)  Establish the level of delegation of authorities to the Board of Officers.

3.2  BOARD OF OFFICERS

a) Approve the Corporate Norms that shall guide the other approval competences for the management acts necessary to the conduction of the Company’s activities, defining the limits of competence for several decision making processes, according to hierarchical levels of the Company and always observing the rules establish in this Policy and in the article 25, item (iv) of the Company’s Bylaws (“Corporate Norms”).

BRF S.A. Companhia Aberta de Capital Autorizado CNPJ 01.838.723/0001-27

b)  Disseminate the rules and ensure the applicability of this Company’s Policy of Competence and others Corporate Norms about this subject, as well to monitor continuously their applying and adhering in all BRF;

c)  Report, whenever requested by the Board of Directors, all subjects approved by the Board of Officers regarding the competence theme, as well as those attributed to the other hierarchical positions of the Company; and

d) Monitor the implementation of systems that guarantee the control and proper approval of the operations carried out by the Company, in the terms foreseen in this document and other Corporate Norms that discipline the subject.

4    GUIDELINES

According to article 23 of Company’s Bylaws, and by means of the present Policy are established the competences of the Board of Directors of BRF and Board of Officers, especially for acts involving financial amounts or risks to the Company.

4.1  BOARD OF DIRECTORS COMPETENCES

It is incumbent upon the Board of Directors, in addition to what is provided in the law and in the Company’s Bylaws:

(i)    authorize the practice of free reasonable acts by the Company (donation) of any good or value, including products manufactured by BRF, involving an amount higher than R$ 5,000,000.00 (five million reais), for the benefit of an individual or a private entity.

(ii)    approve the practice of free reasonable acts by the Company (donation) of any goods or value, including products manufactured by BRF, involving an amount higher than R$ 2,000,000.00 (two million reais), for the benefit of public entity or mixed joint stock corporation.

(iii)    approve the annual demobilizations plan of the Company proposed by the Board of Officers, as well as the purchase, assignment, transfer, sale and/or encumbrance of real estate assets of the Company or of controlled companies or affiliates, directly or indirectly, that are not discriminated in the Demobilization Plan already approved and that represent, separately or jointly, amount higher than R$ 100,000.000,00 (one hundred million reais), except for the acts described in items “v” and “vi” below, which shall follow the specific provisions of these respective items.

(iv)    approve the purchase, assignment, transfer, sale and/or encumbrance of goods of the non-current assets (except real estate properties) of the Company or of the controlled companies or affiliates, directly or indirectly by the Company, that represent, separately

BRF S.A. Companhia Aberta de Capital Autorizado CNPJ 01.838.723/0001-27

or jointly, amount higher than R$ 100,000.000,00 (one hundred million reais), except for the acts described in items “v” and “vi” below, which shall follow the specific provisions of these respective items.

(v)       authorize the granting of guarantees, real or fidejussory, commercial pledge, guarantees and endorsements, as well as to contract insurance guarantee or letters of guarantee, whenever these acts result in an economic risk for the Company or of the controlled companies or affiliates, directly or indirectly by the Company, in amount higher than R$ 400,000.000,00 (four hundred million reais). For the granting of mortgages is required the Board of Directors approval for amounts higher than R$ 100,000,000.00 (one hundred million reais), except when it is a case provided in item (vi).

(vi)    authorize the Board of Officers to offer products and properties of the Company or controlled companies or affiliates, directly or indirectly, in guarantee to the financial institutions when contracting financing or in guarantee of judicial procedures, whenever these acts result in obligation for the Company or for the controlled companies or affiliates, directly or indirectly by the Company, in amount higher than R$ 400,000.000,00 (four hundred million reais). To offer a real estate it is necessary the approval of the Board of Directors, regardless the amount involved.

(vii)     approve the contracting with third parties of debt operations of the Company or of controlled companies or affiliates, directly or indirectly by the Company, that represent, separately or jointly, amount higher than R$ 400,000.000,00 (four hundred million reais).

(viii)     approve the issue, purchase, assignment, transfer, sale and/or encumbrance, at any title or form, by the Company or by the controlled companies or affiliates, directly or indirectly, of equity interests and/or any securities in any companies (including waiver to the right of subscription of shares or debentures convertible into shares of subsidiaries, controlled companies or affiliates), regardless of the amount involved.

(ix)     approve and define previously, the acts to be practiced by the Board of Officers of the Company at the General Shareholder’s Meeting and/or Shareholder’s Meeting of controlled companies, affiliates or invested companies, directly or indirectly, acting as shareholder and/or partner of these companies, when dealing with subjects involving amounts higher than R$ 100,000.000,00 (one hundred million reais) or whenever that involve reputational and strategic aspects for the Company, except when such act occurs in direct or indirect wholly-owned subsidiaries of BRF, in which case the decision shall be taken by the Board of Officers.

(x)    approve the execution of any contracts or agreements (except the contracting of debt, pursuant item “vii” above) involving the ordinary course of the Company’s activities or of the controlled companies, directly or indirectly, including but not limited to, services, consulting or supply agreements, which imply for the Company an obligation involving, individually or jointly, a value higher than R$ 200,000,000.00 (two hundred million reais), as well as to approve the contractual termination or the execution of amendment

BRF S.A. Companhia Aberta de Capital Autorizado CNPJ 01.838.723/0001-27

terms to the agreements already executed that result in a new obligation in an amount higher than R$ 200,000,000.00 (two hundred million reais).

(xi)      approve the execution, amendment, termination, renewal or cancellation of any contracts, agreements or similar arrangements involving patents, processes of production and/or technology, copyrights, domain names, trademarks or deposited marks on behalf of the Company or of any company controlled by it or affiliate, directly or indirectly, whenever these acts involving amount higher than R$ 100,000.000,00 (one hundred million reais), except: (a) if effected between the Company and wholly-owned subsidiaries, except in cases of sale and/or final assignment, which shall be approved by the Board of Directors; and (b) for authorization of use of trademarks by controlled companies or affiliates.

4.2  BOARD OF OFFICERS COMPETENCES

Besides the provisions of Company’s Bylaws and Law 6.404/76, pursuant to article 25, item (iv) of Company’s Bylaws, it is incumbent upon the Board of Officers, the approval of the Corporate Norm of Competence that regulates the other approvals levels (including the amounts lower than the competences of the Board of Directors established in this Policy) and the responsibilities for the management acts necessary to the conduction of the Company’s activities, defining the limits of competence for several decision making processes, according to hierarchical levels of the Company and always observing the competences and limits establish in this Policy and the Company’s Bylaws.

5    REFERENCE DOCUMENTS

- Bylaws of BRF S.A

6    FINAL PROVISIONS

This document is valid as from the date of its issue and shall be modified with the approval of the Board of Directors, at any time and discretion.

Individuals violating these rules will be subject to the legal/disciplinary applicable measures, to be determined by the BRF competent administrators.

It will be incumbent upon the Global Risks Directorship and Legal Directorship to clarify any possible doubts, establish the procedures required for implementation, checking and dissemination of the rules mentioned in this document.

BRF S.A. Companhia Aberta de Capital Autorizado CNPJ 01.838.723/0001-27

7    APPROVALS

RESPONSIBLE	AREA
ELABORATORS	Global Risk Directorship and Legal Directorship
REVIEWERS	Board of Officers and Advisory Committees to the Board of Directors
APPROVERS	Board of Directors